EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •	3505 W. Sam Houston Parkway N., Suite 400	•	Houston, TX 77043	•	281-618-0400	•	fax: 281-618-0505

For Immediate Release							20-017

Date: October 21, 2020	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Third Quarter 2020 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income1 of $24.5 million, or $0.16 per diluted share, for the third quarter 2020 compared to $31.7 million, or $0.21 per diluted share, for the same period in 2019 and $5.5 million, or $0.04 per diluted share, for the second quarter 2020. Adjusted EBITDA2 was $52.7 million for the third quarter 2020 compared to $66.3 million for the third quarter 2019 and $47.9 million for the second quarter 2020.

For the nine months ended September 30, 2020, Helix reported net income of $18.0 million, or $0.10 per diluted share, compared to net income of $49.9 million, or $0.33 per diluted share, for the nine months ended September 30, 2019. Adjusted EBITDA for the nine months ended September 30, 2020 was $120.0 million compared to $146.8 million for the nine months ended September 30, 2019. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2020	9/30/2019	6/30/2020	9/30/2020	9/30/2019

Revenues	$193,490	$212,609	$199,147	$573,658	$581,160

Gross Profit	$34,628	$55,074	$29,576	$66,214	$111,262
	18%	26%	15%	12%	19%

Net Income [1]	$24,499	$31,695	$5,450	$18,011	$49,867

Diluted Earnings Per Share	$0.16	$0.21	$0.04	$0.10	$0.33

Adjusted EBITDA [2]	$52,719	$66,273	$47,915	$119,977	$146,811

Cash and Cash Equivalents [3]	$259,334	$286,340	$178,367	$259,334	$286,340

Cash Flows from Operating Activities	$52,586	$57,316	$23,264	$58,628	$89,877

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our third quarter operating results improved sequentially despite lower revenue, as we maintain strict cost control measures during this difficult time. COVID-19 continues to affect us, both in our operations and customer demand for our services, and we expect this to persist until the pandemic is resolved. Despite these challenges, our team continues to perform at high levels, safely operating our vessels and delivering services with outstanding uptime efficiency and minimal disruptions from the pandemic. During the third quarter we enhanced our financial position by reducing our costs and strengthening our balance sheet. We continue to repay maturing debt, and we proactively extended maturities on a portion of our long-term debt, creating a longer liquidity runway and establishing a debt reduction schedule more manageable in the current environment. We believe these actions will allow us to continue navigating through this difficult environment and position us for more favorable markets ahead.”

1 Net income attributable to common shareholders
2 Adjusted EBITDA is a non-GAAP measure. See reconciliation below
3 Excludes restricted cash of $42.1 million as of 6/30/20

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2020	9/30/2019	6/30/2020	9/30/2020	9/30/2019
Revenues:
Well Intervention	$140,803	$170,206	$145,841	$427,296	$451,511
Robotics	49,802	51,909	50,836	135,896	136,396
Production Facilities	14,167	13,777	13,593	43,301	44,651
Intercompany Eliminations	(11,282)	(23,283)	(11,123)	(32,835)	(51,398)
Total	$193,490	$212,609	$199,147	$573,658	$581,160

Income (Loss) from Operations:
Well Intervention	$18,844	$37,689	$11,758	$24,910	$74,002
Robotics	6,982	8,876	7,781	11,940	7,921
Production Facilities	4,134	3,050	3,365	11,142	11,907
Goodwill Impairment	—	—	—	(6,689)	—
Corporate / Other / Eliminations	(10,945)	(10,617)	(8,710)	(29,121)	(31,491)
Total	$19,015	$38,998	$14,194	$12,182	$62,339
Segment Results

Well Intervention
Well Intervention revenues decreased $5.0 million, or 3%, from the prior quarter primarily due to lower vessel utilization in the North Sea and lower IRS utilization in the Gulf of Mexico, offset in part by higher utilization on the Q5000. North Sea and West Africa utilization declined with both the Q7000 and the Seawell idle during the third quarter. The 15K IRS utilization declined to 16% during the third quarter compared to 78% during the prior quarter. The Q5000 results improved with a full quarter of utilization during the third quarter after incurring a gap between projects during the second quarter. Overall Well Intervention vessel utilization declined to 68% compared to 72% during the prior quarter. Well Intervention income from operations increased $7.1 million compared to the prior quarter due to higher earnings on the Q5000 and reduced costs during the third quarter.
Well Intervention revenues decreased $29.4 million, or 17%, in the third quarter 2020 compared to the third quarter 2019 due to lower utilization in the North Sea and the Gulf of Mexico and weaker foreign currency rates in Brazil. Well Intervention vessel utilization decreased to 68% in the third quarter 2020 from 97% in the third quarter 2019, with the Seawell warm stacked and lower utilization on the Q4000 during the third quarter 2020. Income from operations decreased $18.8 million, or 50%, in the third quarter 2020 compared to the third quarter 2019 primarily due to lower revenues and to stacking costs incurred on the Q7000 during the third quarter 2020.

Robotics
Robotics revenues decreased $1.0 million, or 2%, from the previous quarter primarily due to a decrease in vessel days with the completion of a marine salvage project offshore Australia during the second quarter 2020 and fewer days on the Ross Candies in the Gulf or Mexico, offset in part by an increase in trenching activity and ROV utilization during the quarter. Chartered vessel utilization remained flat at 95% compared to the previous quarter; however, vessel days decreased to 450 days during the third quarter 2020 compared to 499 days during the previous quarter. ROV, trencher and ROVDrill utilization was 37% during the third quarter 2020 compared to 34% during the previous quarter, and the third quarter included 154 days of trencher utilization compared to 119 days in the previous quarter. Robotics income from operations decreased $0.8 million from the prior quarter primarily due to lower revenues.
Robotics revenues decreased $2.1 million, or 4%, compared to the third quarter 2019 primarily due to a decrease in trenching and ROV activity, offset in part by increased vessel days due to the ongoing renewables site clearance project in the North Sea during the third quarter 2020. ROV, trencher and ROVDrill utilization decreased to 37% in the third quarter 2020, which included 154 days of trencher utilization, compared to 44% in the same quarter 2019, which included 241 days of trencher utilization. Chartered vessel utilization was slightly down at 95% in the third quarter 2020 compared to 96% during the third quarter 2019; however, the third quarter 2020 included 450 vessel days, which included 196 days from the North Sea renewables site clearance project, compared to 292 vessel days during the third quarter 2019. Income from operations in the third quarter 2020 decreased $1.9 million compared to the third quarter 2019 due to lower revenues and the types of projects performed.

Production Facilities
Production Facilities revenues increased $0.6 million in the third quarter 2020 compared to the previous quarter and $0.4 million compared to the same quarter in the prior year due to higher oil and gas production revenues.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $16.1 million, or 8.3% of revenue, in the third quarter 2020 compared to $15.9 million, or 8.0% of revenue, in the second quarter 2020. The increase was primarily related to an increase in employee compensation costs, offset in part by lower credit losses compared to the second quarter 2020.

Other Income and Expenses
Other income, net was $8.8 million in the third quarter 2020 compared to other expense, net of $2.1 million in the second quarter 2020. The change was primarily due to net foreign currency gains in the third quarter 2020 compared to foreign currency losses in the prior quarter.

Cash Flows
Operating cash flow was $52.6 million in the third quarter 2020 compared to $23.3 million in the second quarter 2020 and $57.3 million in the third quarter 2019. The increase in operating cash flow quarter over quarter was primarily due to higher operating income and improvements in working capital compared to the prior quarter. The decrease year over year was primarily due to lower operating income, offset in part by improvements in working capital in the third quarter 2020 compared to the same quarter 2019.
Capital expenditures totaled $1.6 million in the third quarter 2020 compared to $5.2 million in the previous quarter and $18.2 million in the third quarter 2019. Capital expenditures decreased year over year following the completion of the Q7000 during the first quarter 2020.
Free cash flow was $51.4 million in the third quarter 2020 compared to $18.6 million in the second quarter 2020 and $39.2 million in the third quarter 2019. The increase quarter over quarter was due to higher operating cash flow in the third quarter 2020 compared to the previous quarter. The increase year over year was primarily due to lower capital expenditures during the third quarter 2020 compared to the third quarter 2019. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity
In August 2020 we issued $200.0 million of Convertible Senior Notes due 2026 (2026 Notes). We used the net proceeds of the 2026 Notes’ issuance to fund the repurchase of $90.0 million of our Convertible Senior Notes due 2022 (2022 Notes) and $95.0 million of our Convertible Senior Notes due 2023 (2023 Notes) and to acquire capped calls, which reduce the potential dilution associated with the 2026 Notes.
Cash and cash equivalents were $259.3 million and available capacity under our revolving credit facility was $144.7 million at September 30, 2020. Consolidated long-term debt decreased to $356.9 million at September 30, 2020 from $386.9 million at June 30, 2020. The net decrease in debt was primarily due to the higher discount associated with the 2026 Notes compared to the discounts associated with the repurchased 2022 Notes and 2023 Notes. Consolidated net debt at September 30, 2020 was $97.6 million. Net debt to book capitalization at September 30, 2020 was 5%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly webcast and teleconference to review its third quarter 2020 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Thursday, October 22, 2020 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-771-7943 for participants in the United States and 1-212-231-2907 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available on our website under "For the Investor" by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision for current expected credit losses, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents and restricted cash. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures. See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the ongoing COVID-19 pandemic and recent oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities;
operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)

Net revenues	$193,490	$212,609	$573,658	$581,160
Cost of sales	158,862	157,535	507,444	469,898
Gross profit	34,628	55,074	66,214	111,262
Goodwill impairment	—	—	(6,689)	—
Gain on disposition of assets, net	440	—	913	—
Selling, general and administrative expenses	(16,053)	(16,076)	(48,256)	(48,923)
Income from operations	19,015	38,998	12,182	62,339
Equity in losses of investment	(11)	(13)	(33)	(82)
Net interest expense	(7,598)	(1,901)	(20,407)	(6,204)
Gain (loss) on extinguishment of long-term debt	9,239	—	9,239	(18)
Other income (expense), net	8,824	(2,285)	(3,672)	(2,430)
Royalty income and other	208	362	2,526	2,897
Income (loss) before income taxes	29,677	35,161	(165)	56,502
Income tax provision (benefit)	5,232	3,539	(16,132)	6,739
Net income	24,445	31,622	15,967	49,763
Net loss attributable to redeemable noncontrolling interests	(54)	(73)	(2,044)	(104)
Net income attributable to common shareholders	$24,499	$31,695	$18,011	$49,867

Earnings per share of common stock:
Basic	$0.16	$0.21	$0.10	$0.33
Diluted	$0.16	$0.21	$0.10	$0.33

Weighted average common shares outstanding:
Basic	149,032	147,575	148,956	147,506
Diluted	149,951	148,354	149,824	148,086

Comparative Condensed Consolidated Balance Sheets

	Sep. 30, 2020	Dec. 31, 2019
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and equivalents (1)	$259,334	$208,431
Restricted cash (1)	—	54,130
Accounts receivable, net	157,834	125,457
Other current assets	104,117	50,450
Total Current Assets	521,285	438,468

Property and equipment, net	1,776,010	1,872,637
Operating lease right-of-use assets	162,052	201,118
Other assets, net	46,127	84,508
Total Assets	$2,505,474	$2,596,731

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$66,320	$69,055
Accrued liabilities	84,657	62,389
Current maturities of long-term debt (1)	73,401	99,731
Current operating lease liabilities	52,160	53,785
Total Current Liabilities	276,538	284,960

Long-term debt (1)	283,545	306,122
Operating lease liabilities	112,957	151,827
Deferred tax liabilities	118,411	112,132
Other non-current liabilities	4,958	38,644
Redeemable noncontrolling interests	3,579	3,455
Shareholders' equity (1)	1,705,486	1,699,591
Total Liabilities and Equity	$2,505,474	$2,596,731

(1)    Net debt to book capitalization - 5% at September 30, 2020. Calculated as net debt (total long-term debt less cash and cash equivalents and restricted cash - $97,612) divided by the sum of net debt and shareholders' equity ($1,803,098).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

	Three Months Ended			Nine Months Ended
(in thousands, unaudited)	9/30/2020	9/30/2019	6/30/2020	9/30/2020	9/30/2019

Reconciliation from Net Income to Adjusted EBITDA:
Net income	$24,445	$31,622	$5,450	$15,967	$49,763
Adjustments:
Income tax provision (benefit)	5,232	3,539	(271)	(16,132)	6,739
Net interest expense	7,598	1,901	7,063	20,407	6,204
(Gain) loss on extinguishment of long-term debt	(9,239)	—	—	(9,239)	18
Other (income) expense, net	(8,824)	2,285	2,069	3,672	2,430
Depreciation and amortization	33,985	27,908	33,969	99,552	84,420
Goodwill impairment	—	—	—	6,689	—
EBITDA	53,197	67,255	48,280	120,916	149,574
Adjustments:
Gain on disposition of assets, net	(440)	—	(473)	(913)	—
General provision (release) for current expected credit losses	(38)	—	108	656	—
Realized losses from foreign exchange contracts not designated as hedging instruments	—	(982)	—	(682)	(2,763)
Adjusted EBITDA	$52,719	$66,273	$47,915	$119,977	$146,811

Free Cash Flow:
Cash flows from operating activities	$52,586	$57,316	$23,264	$58,628	$89,877
Less: Capital expenditures, net of proceeds from sale of assets	(1,174)	(18,153)	(4,692)	(18,255)	(43,086)
Free cash flow	$51,412	$39,163	$18,572	$40,373	$46,791